Exhibit 99.1

WESTERN LIBERTY BANCORP

STOCK OPTION PLAN

(amended and restated as of October 28, 2010)

ARTICLE 1

PURPOSE, EFFECT OF MERGER AND EFFECTIVE DATE

1.1 Purpose. The purpose of this Western Liberty Bancorp Stock Option Plan (amended and restated as of October 28, 2010) (this “Plan”) is to promote the long-term financial success of Western Liberty Bancorp (“WLB”), increasing stockholder value by providing employees and directors the opportunity to acquire an ownership interest in WLB and enabling WLB and its related entities to attract and retain the services of the employees and directors upon whom the successful conduct of WLB’s business depends.

1.2 Effect of Merger. This Plan is an amendment and restatement of the Stock Option Plan of Service1st Bank of Nevada. Effective October 28, 2010 (the “Merger Date”), WLB acquired Service1st Bank of Nevada (“Service1st Bank”) through a merger of Service1st Bank with and into WL-S1 Interim Bank, a wholly owned subsidiary of WLB (the “Merger”). In connection with the Merger, WLB assumed this Plan and Service1st Bank’s rights and obligations under this Plan. Further, in connection with the Merger all outstanding Options granted under this Plan prior to the Merger to purchase common stock of Service1st Bank (“Service1st Common Stock”), whether vested or unvested, were converted into Options (each a “Converted Option”) to acquire WLB common stock, par value $0.0001 per share (“WLB Common Stock”), based on exchange ratio of 47.5975 shares of WLB Common Stock for each share of Service1st Common Stock (the “Exchange Ratio”). The number of shares of the WLB Common Stock issuable upon exercise of a Converted Option was determined by multiplying the number of shares of Service1st Common Stock issuable upon exercise of the Option by the Exchange Ratio (rounding the result down to the nearest whole number of shares of WLB Common Stock) and the exercise price per share of the WLB Common Stock issuable upon exercise of a Converted Option was determined by dividing the exercise price per share of Service1st Common Stock issuable upon exercise of the Option by the Exchange Ratio (rounding the result up to the nearest whole cent).

1.3 Effective Date. This amendment and restatement of this Plan is effective as of the Merger Date. This Plan was originally effective upon its adoption by Service1st Bank’s board of directors on December 6, 2006 (the “Effective Date”) and was thereafter approved by the affirmative vote of Service1st Bank stockholders. Subject to Article 9, this Plan shall continue until December 6, 2016, the tenth anniversary of the Effective Date, but Options granted prior to such date may extend beyond that date.

ARTICLE 2

DEFINITIONS

When used in this Plan, the following words, terms, and phrases have the meanings given in this Article 2 unless another meaning is expressly provided elsewhere in this document or is clearly required by the context. When applying these definitions and any other word, term, or phrase used in this Plan, the form of any word, term, or phrase shall include any and all of its other forms.

2.1 Director means a person who, on the date an Option is granted to him or to her, is not an Employee but who is a member of WLB’s board of directors, a member of the board of directors of a Related Entity, or a member of the governing body of any unincorporated Related Entity. For purposes of applying this definition, a Director’s status will be determined as of the date the Option is granted to him or to her.

2.3 Employee means any person who, on any applicable date, is a common law employee of WLB or a Related Entity. A worker who is not classified as a common law employee but who is subsequently reclassified as a common law employee of WLB or a Related Entity for any reason and on any basis shall be treated as a common law employee solely from the date reclassification occurs. Reclassification shall not be applied retroactively for any purpose of this Plan.

2.4 Exercise Price means the amount a Participant must pay to exercise an Option.

2.5 Fair Market Value means the value of one share of WLB Common Stock, determined according to the following rules: (x) if WLB Common Stock is traded on an exchange or on an automated quotation system giving closing prices, the reported closing price on the relevant date if it is a trading day and otherwise on the next trading day, (y) if WLB Common Stock is traded over-the-counter with no reported closing price, the mean between the highest bid and the lowest asked prices on that quotation system on the relevant date if it is a trading day and otherwise on the next trading day, or (z) if neither clause (x) nor clause (y) applies, the fair market value as determined by the Plan Committee in good faith and, for Incentive Stock Options, consistent with the rules prescribed under Internal Revenue Code section 422.

2.6 Internal Revenue Code means the Internal Revenue Code of 1986, as amended or superseded, and any applicable rulings or regulations issued under the Internal Revenue Code of 1986.

2.7 Option means the right granted under Article 6 to purchase WLB Common Stock, at a stated price for a specified period of time, which may be (x) an Incentive Stock Option that on the date of the award is identified as an Incentive Stock Option, satisfies the conditions imposed under Internal Revenue Code section 422, and is not later modified in a manner inconsistent with Internal Revenue Code section 422 or (y) a Nonqualified Stock Option, meaning any Option that is not an Incentive Stock Option.

2.8 Option Agreement means, (x) with respect to Options granted prior to the Merger, collectively, the written or electronic agreement between Service1st Bank and a Participant containing the terms and conditions of the Participant’s Option and the notice provided to the Participant by WLB in connection with the Merger containing the terms of the Participant’s Converted Option and (y) with respect to Options granted after the Merger, the written or electronic agreement between WLB and a Participant containing the terms and conditions of the Participant’s Option. If there is a conflict between the terms of this Plan and the terms of the Option Agreement, the terms of this Plan shall govern.

2.9 Participant means an Employee or Director to whom an Option is granted, for as long as the Option remains outstanding.

2.10 Plan means this Western Liberty Bancorp Stock Option Plan, as amended from time to time.

2.11 Plan Committee means a committee of WLB’s board of directors consisting entirely of individuals (x) who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (y) who do not receive remuneration from WLB or any Related Entity in any capacity other than as a director, and (z) who are independent directors within the meaning of rules of the Nasdaq Global Market. The Plan Committee shall consist of at least three individuals.

2.12 Related Entity means an entity that is or becomes related to WLB through common ownership, as determined under Internal Revenue Code section 414(b) or (c) but modified as permitted under Treasury Regulation section 1.409A-1(b)(5)(iii)(E), including without limitation Service1st Bank.

2.13 Service1st Bank means Service1st Bank of Nevada, a Nevada-chartered non-member bank and any corporation or entity that is a successor to Service1st Bank or substantially all of its assets.

2.14 WLB means Western Liberty Bancorp, a Delaware corporation. Except for purposes of determining whether a Change in Control has occurred (according to Article 8), the term “WLB” also means any corporation or entity that is a successor to Western Liberty Bancorp or substantially all of its assets and that assumes the obligations of Western Liberty Bancorp under this Plan by operation of law or otherwise.

ARTICLE 3

PARTICIPATION

3.1 Employees. Consistent with the terms of the Plan and subject to section 3.3, the Plan Committee alone shall decide which Employees will be granted Options, shall specify the types of Options granted to Employees, and shall determine the terms upon which Options are granted. The Plan Committee may establish different terms and conditions for each type of Option granted to an Employee, for each Employee receiving the same type of Option, and for the same Employee for each Option the Employee receives, regardless of whether the Options are granted at the same or different times.

3.2 Directors. Consistent with the terms of the Plan and subject to section 3.3, WLB’s board of directors alone may grant to Directors Nonqualified Stock Options under section 6.1.

3.3 Conditions of Participation. By accepting an Option, each Employee and Director agrees (x) to be bound by the terms of the Option Agreement and the Plan and to comply with other conditions imposed by the Plan Committee, and (y) that the Plan Committee (or WLB’s board of directors, as appropriate) may amend the Plan and the Option Agreements without any additional consideration if necessary to comply with Internal Revenue Code section 409A, even if the amendment reduces, restricts, or eliminates rights that were granted under the Plan, the Option Agreement, or both before the amendment.

ARTICLE 4

ADMINISTRATION

4.1 Duties. The Plan Committee is responsible for administering this Plan and shall have all powers appropriate and necessary for that purpose. Consistent with this Plan’s objectives, WLB’s board of directors and the Plan Committee may adopt, amend, and rescind rules and regulations relating to this Plan to protect WLB’s and Related Entities’ interests. Consistent with this Plan’s objectives, WLB’s board of directors and the Plan Committee shall have complete discretion to make all other decisions necessary or advisable for the administration and interpretation of this Plan. Actions of WLB’s board of directors and the Plan Committee shall be final, binding, and conclusive for all purposes and upon all persons.

4.2 Delegation of Duties. In its sole discretion, WLB’s board of directors and the Plan Committee may delegate ministerial duties associated with this Plan to any person that it deems appropriate, including an Employee.

4.3 Option Agreement. As soon as administratively practical after the date an Option is granted, the Plan Committee or WLB’s board of directors shall prepare and deliver an Option Agreement to each affected Participant. The Option Agreement shall –

(a) describe the terms of the Option, including the type of Option and when and how it may be exercised or earned,

(b) state the Exercise Price associated with the Option,

(c) if different from the terms of the Plan, describe (x) any conditions that must be satisfied before the Option may be exercised or earned, (y) any objective restrictions placed on the Option and any performance-related conditions and performance criteria that must be satisfied before those restrictions will be released, and (z) any other applicable terms and conditions affecting the Option.

4.4 Restriction on Repricing. Regardless of any other provision of this Plan or an Option Agreement, neither WLB’s board of directors nor the Plan Committee may reprice any Option unless the repricing is approved in advance by WLB’s stockholders acting at a meeting. For this purpose repricing shall be defined by the rules of the New York Stock Exchange or the Nasdaq Global Market.

ARTICLE 5

LIMITS ON STOCK SUBJECT TO OPTIONS

5.1 Number of Authorized Shares of Stock. With any adjustments required by section 5.4, the number of shares of WLB Common Stock subject to Options under this Plan is 475,975, which reflects the 10,000 shares of Service1st Common Stock subject to Options under this Plan immediately prior to the Merger as converted by the Exchange Ratio. The shares of WLB Common Stock to be delivered under this Plan may consist in whole or in part of treasury stock or authorized but unissued shares not reserved for any other purpose.

5.2 Option Limits and Annual Participant Limits. (a) Option Limits. Of the 10,000 shares of Service1st Common Stock originally authorized for Option grants under this Plan, up to 7,000 shares of Service1st Common Stock (333,182 shares of WLB Stock after giving effect to the Exchange Ratio) were reserved for issuance under Incentive Stock Options. Notwithstanding anything herein to the contrary, no Incentive Stock Options may be granted under this Plan after the Merger.

(b) Annual Participant Limits. The aggregate number of shares of WLB Common Stock underlying Options granted under this Plan to any Participant in any Plan Year, regardless of whether the Options are thereafter canceled, forfeited, or terminated, shall not exceed 47,597 shares of WLB Common Stock. This annual limitation is intended to include the grant of all Options. As used in this Plan, the term “Plan Year” means WLB’s fiscal year.

5.3 Share Accounting. (a) As appropriate, the number of shares of WLB Common Stock available for Option grants under this Plan shall be conditionally reduced by the number of shares of WLB Common Stock subject to any outstanding Options and absolutely reduced by the number of shares of WLB Common Stock issued through Option exercises.

(b) Any shares of WLB Common Stock subject to an Option that for any reason is cancelled or terminated without having been exercised shall again be available for Option grants under this Plan.

5.4 Adjustment in Capitalization. If there is a stock dividend or stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change affecting WLB Common Stock, then consistent with the applicable provisions of Internal Revenue Code sections 409A, 422, and 424 and associated regulations and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Plan Committee shall, in a manner the Plan Committee considers equitable, adjust (w) the number of Options that may or will be granted to Participants during a Plan Year, (x) the aggregate number of shares of WLB Common Stock available for Options under section 5.1 or subject to outstanding Options, as well as any share-based limits imposed under this Plan, (y) the respective Exercise Price, number of shares, and other limitations applicable to outstanding or subsequently granted Options, and (z) any other factors, limits, or terms affecting any outstanding or subsequently granted Options.

ARTICLE 6

OPTIONS

6.1 Grant of Options. Subject to Article 7 and the terms of the Plan and the associated Option Agreement, at any time during the term of this Plan the Plan Committee may grant Options to Employees and WLB’s board of directors may grant Nonqualified Stock Options to Directors. Notwithstanding anything herein to the contrary, no Incentive Stock Options may be granted under this Plan following the Merger. Unless an Option Agreement provides otherwise, Options awarded under this Plan are intended to satisfy the requirements for exclusion from coverage under Internal Revenue Code section 409A, and all Option Agreements shall be construed and administered consistent with that intention.

6.2 Exercise Price. Except as necessary to implement section 6.6, each Option granted on and after the Merger Date shall have an Exercise Price per share at least equal to the Fair Market Value of a share of WLB Common Stock on the date of grant.

6.3 Exercise of Options. Subject to Article 7 and any terms, restrictions, and conditions specified in the Plan and unless specified otherwise in the Option Agreement, Options shall be exercisable at the time or times specified in the Option Agreement, but (x) no Incentive Stock Option granted prior to the Merger may be exercised more than ten years after it was granted, or more than five years after it was granted in the case of an Incentive Stock Option granted to an Employee who on the date of grant owned (as defined in Internal Revenue Code section 424(d)) Service1st Bank common stock possessing more than 10% of the total combined voting power of all classes of Service1st Bank stock or the combined voting power of any Related Entity of Service1st Bank determined on the grant date, determined under rules issued under Internal Revenue Code section 422, (y) no Nonqualified Stock Option granted to a Director shall be exercisable more than ten years after it is granted, and (z) Nonqualified Stock Options not granted to Directors shall be exercisable for the period specified in the Option Agreement, but not more than ten years after the grant date if no period is specified in the Option Agreement.

6.4 Incentive Stock Options. Despite any provision in this Plan to the contrary, the following shall apply to any Incentive Stock Options granted prior to the Merger –

(a) no provision of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, in a manner that is inconsistent with Internal Revenue Code section 422 or, without the consent of the affected Participant, to cause any Incentive Stock Option to fail to qualify for the federal income tax treatment provided by Internal Revenue Code section 421, and

(b) the aggregate Fair Market Value of the common stock (determined as of the date of grant) for which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year under all stock option plans of all Related Entities shall not exceed $100,000 (or other amount specified in Internal Revenue Code section 422(d)), determined under rules issued under Internal Revenue Code section 422.

6.5 Exercise Procedures and Payment for Options. The Exercise Price associated with each Option must be paid according to procedures described in the Option Agreement. These procedures may allow either of the following payment methods: (x) payment in cash or a cash equivalent or (y) surrender by the Participant of unrestricted shares of WLB Common Stock as partial or full payment of the Exercise Price, either by actual delivery of the shares or by attestation, with each share valued at the Fair Market Value of a share of WLB Common Stock on the exercise date. In its sole discretion the Plan Committee may withhold its approval for any method of payment for any reason, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment, adverse tax treatment for WLB or the Participant, or a violation of the Sarbanes-Oxley Act of 2002, as amended from time to time, and related regulations and guidance. A Participant may exercise an Option solely by sending to the Plan Committee or its designee a completed exercise notice in the form prescribed by the Plan Committee along with payment, or designation of an approved payment procedure, of the Exercise Price.

6.6 Substitution of Options. In WLB’s discretion, persons who become Employees as a result of a transaction described in Internal Revenue Code section 424(a) may receive Options in exchange for options granted by their former employer or the former Related Entity, subject to the rules and procedures prescribed under section 424.

6.7 Rights Associated With Options. A Participant holding an unexercised Option shall have no voting or dividend rights associated with shares underlying the unexercised Option, and the Option shall be transferable solely as provided in section 11.1. Unless otherwise specified in the Option Agreement or as otherwise specifically provided in this Plan, WLB Common Stock acquired by Option exercise shall have all dividend and voting rights associated with WLB Common Stock and shall be transferable, subject to applicable federal securities laws, applicable requirements of any national securities exchange or system on which shares of WLB Common Stock are then listed or traded, and applicable blue sky or state securities laws.

ARTICLE 7

TERMINATION

7.1 Retirement. For purposes of this Plan, the term “Retirement” shall mean termination of the Employee’s employment with WLB and all Related Entities on or after the date the Employee attains age 65 and qualifies to receive benefits under any defined-benefit deferred compensation arrangement – as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, but without regard to subsections (A) and (B) of that definition, and regardless of whether intended to comply with Internal Revenue Code section 401(a) – then maintained by WLB or any Related Entity that is applicable to the Employee, unless a different retirement date is specified in or determined under the Employee’s Option Agreement. In the case of a Director, “Retirement” means termination of the Director’s service with WLB and all Related Entities on or after the date the Director attains age 70, unless a different retirement date is specified in or determined under the Director’s Option Agreement. Unless specified otherwise in the Option Agreement or in this Plan, when a Participant’s Retirement becomes effective –

(a) all Nonqualified Options held by the retiring Participant, regardless of whether they are exercisable, shall be fully exercisable and may be exercised at any time before the earlier of (x) the expiration date specified in the Option Agreement and (y) five years after the date Retirement becomes effective (or any shorter period specified in the Option Agreement),

(b) all Incentive Stock Options held by the retiring Participant, regardless of whether they are exercisable, shall be fully exercisable and may be exercised at any time before the earlier of (x) the expiration date specified in the Option Agreement and (y) three months after the date Retirement becomes effective (or any shorter period specified in the Option Agreement). However, an Incentive Stock Option that is not exercised within three months after the Retirement date shall be treated as a Nonqualified Stock Option and may be exercised within the period described in section 7.1(a),

7.2 Death or Disability. For purposes of this Plan, the term “Disability” (x) shall have the meaning given in Internal Revenue Code section 22(e)(3) in the case of an Incentive Stock Option, (y) shall have the meaning given in Internal Revenue Code section 409A in the case of any Option that is subject to Code section 409A, and (z) shall have the meaning given in any long-term disability policy or benefit contract that, for Options granted prior to the Merger Date was maintained by Service1st Bank and for Options granted on and following the Merger Date is maintained by WLB or a Related Entity, that is applicable to the Participant and in effect on the date the Option is granted in the case of any Option not described in clause (x) or clause (y). Unless specified otherwise in the Option Agreement or in this Plan, if a Participant dies or becomes Disabled while employed by WLB or a Related Entity –

(a) regardless of whether the Nonqualified Stock Options are exercisable, all Nonqualified Stock Options held by the Participant shall become fully exercisable when the Participant dies or becomes Disabled and may be exercised at any time before the earlier of (x) the expiration date specified in the Option Agreement and (y) five years after the date of death or Disability (or any shorter period specified in the Option Agreement),

(b) regardless of whether the Incentive Stock Options are exercisable, all Incentive Stock Options held by the Participant shall become fully exercisable when the Participant dies or becomes Disabled and may be exercised at any time before the earlier of (x) the expiration date specified in the Option Agreement and (y) one year after the date of death or separation from service, as the term separation from service is defined under Internal Revenue Code section 409A (or any shorter period specified in the Option Agreement). However, an Incentive Stock Option that is not exercised within one year after the date of death or separation from service shall be treated as a Nonqualified Stock Option and may be exercised within the period described in section 7.2(a),

7.3 Termination for Cause. (a) If a Participant’s employment or director service terminates for Cause or if in WLB’s judgment a basis for termination for Cause exists, unless specified otherwise in the applicable Option Agreement or this Plan all Options held by the Participant that are outstanding shall be forfeited, regardless of whether the Options are exercisable and regardless of whether Participant’s employment or director service with WLB or a Related Entity actually terminates.

(b) The term “Cause” shall mean the Participant shall have committed one or more of the acts described in this section 7.3. However, Cause shall not be deemed to exist merely because the Participant is absent from active employment during periods of paid time off, consistent with the applicable paid time-off policy of WLB or the Related Entity with which the Participant is employed, as the case may be, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may constitute a Disability, or other period of absence approved by WLB or the Related Entity, as the case may be:

1) an act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion by the Participant of the assets or business opportunities of WLB or a Related Entity,

2) conviction of the Participant of or plea by the Participant of guilty or no contest to a felony or a misdemeanor,

3) violation by the Participant of the written policies or procedures of Service1st Bank or the Related Entity with which the Participant is employed, including but not limited to violation of WLB’s or the Related Entity’s code of conduct or code of ethics,

4) unless disclosure is inadvertent, disclosure to unauthorized persons of any confidential information not in the public domain relating to WLB’s or a Related Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations, and information relating to the identity and location of all past, present, and prospective customers and suppliers,

5) intentional breach of any contract with or violation of any legal obligation owed to WLB or a Related Entity,

6) dishonesty relating to the duties owed by the Participant to WLB or a Related Entity,

7) the Participant’s willful and continued refusal to substantially perform assigned duties, other than refusal resulting from sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may constitute a Disability,

8) the Participant’s willful engagement in gross misconduct materially and demonstrably injurious to WLB or a Related Entity,

9) the Participant’s breach of any term of this Plan or an Option Agreement,

10) intentional cooperation with a party attempting a Change in Control of WLB, unless WLB’s board of directors approves or ratifies the Participant’s action before the Change in Control or unless the Participant’s cooperation is required by law, or

11) any action that constitutes cause as defined in any written agreement between the Participant and WLB or a Related Entity.

7.4 Termination for any Other Reason. Unless specified otherwise in the Option Agreement or this Plan, any Options of a Participant that are outstanding when the Participant terminates for any reason not described in sections 7.1 through 7.3 shall be forfeited. However, Options that are outstanding and exercisable when a Participant’s employment is involuntarily terminated without Cause may be exercised at any time before the earlier of (x) the expiration date specified in the Option Agreement or (y) 30 days after the termination date (or any shorter period specified in the Option Agreement), but all Options that are not exercisable shall terminate on the termination date.

ARTICLE 8

EFFECT OF A CHANGE IN CONTROL

8.1 Definition of Change in Control. Despite any contrary provision in this Plan or in an Option Agreement, a transaction in which a company becomes the holding company for WLB shall not be considered a Change in Control, provided the offer, sale, and issuance of shares of the holding company to WLB stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this section 8.1 to WLB shall mean the holding company instead, and after a holding company reorganization a sale of all or substantially all the holding company’s assets includes sale of WLB alone. The term “Change in Control” shall have the meaning given in any written agreement between the Employee and Service1st Bank or any Related Entity in effect on the date of the grant of an Option. However, if an Option is subject to Internal Revenue Code section 409A, the term Change in Control shall have the meaning given in section 409A. If an Option is not subject to Internal Revenue Code section 409A and if the term Change in Control is not defined in a written agreement between the Employee and Service1st Bank or a Related Entity, any of the following events occurring on or after the Merger Date shall constitute a Change in Control –

(a) Change in Board Composition. If individuals who constitute WLB’s board of directors on the Merger Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of WLB’s board of directors. A person who becomes a director after the Merger Date and whose election or nomination for election is approved by a vote of at least two-thirds (2/3) of the Incumbent Directors on WLB’s board of directors shall be deemed to be an Incumbent Director. The necessary two-thirds approval may take the form of a specific vote on that person’s election or nomination or approval of WLB’s proxy statement in which the person is named as a nominee for director, without written objection by Incumbent Directors to the nomination. A person elected or nominated as a director of WLB initially as the result of an actual or threatened director-election contest or any other actual or threatened solicitation of proxies by or on behalf of any person other than WLB’s board of directors shall never be considered an Incumbent Director, unless at least two-thirds (2/3) of the Incumbent Directors specifically approve treatment of that person as an Incumbent Director.

(b) Significant Ownership Change. If any person directly or indirectly is or becomes the beneficial owner of securities whose combined voting power in the election of WLB’s directors is –

1) 50% or more of the combined voting power of all of WLB’s outstanding securities eligible to vote for the election of WLB directors, or

2) 25% or more, but less than 50%, of the combined voting power of all of WLB’s outstanding securities eligible to vote in the election of WLB’s directors, except that an event described in this paragraph (b)(2) shall not constitute a Change in Control if it is the result of any of the following acquisitions of WLB’s securities –

(a) by WLB or a Related Entity, reducing the number of WLB securities outstanding (unless the person thereafter becomes the beneficial owner of additional securities that are eligible to vote in the election of WLB directors, increasing the person’s beneficial ownership by more than one percent),

(b) by or through an employee benefit plan sponsored or maintained by WLB or a Related Entity and described (or intended to be described) in Internal Revenue Code section 401(a),

(c) by or through an equity compensation plan maintained by WLB or a Related Entity, including this Plan and any program described in Internal Revenue Code section 423,

(d) by an underwriter temporarily holding securities in an offering of securities,

(e) in a Non-Control Transaction, as defined in section 8.1(c), or

(f) in a transaction (other than one described in section 8.1(c)) in which securities eligible to vote in the election of WLB directors are acquired from WLB, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition shall not constitute a Change in Control.

(c) Merger. Consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving WLB or a Related Entity requiring approval of WLB’s stockholders, whether for the transaction or for the issuance of securities in the transaction (a “Business Combination”), unless immediately after the Business Combination –

1) more than 50% of the total voting power of either (x) the corporation resulting from consummation of the Business Combination (the “Surviving Corporation”) or, if applicable, (y) the ultimate parent corporation that directly or indirectly beneficially owns 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) is represented by securities that were eligible to vote in the election of WLB directors and that were outstanding immediately before the Business Combination (or, if applicable, represented by securities into which the WLB securities were converted in the Business Combination), and that voting power among the holders thereof is in substantially the same proportion as the voting power of securities eligible to vote in the election of WLB directors among the holders thereof immediately before the Business Combination,

2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) directly or indirectly is or becomes the beneficial owner of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

3) a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors when the initial agreement providing for the Business Combination was approved by Service1st Bank’s board of directors.

A Business Combination satisfying all of the criteria specified in clauses (1), (2), and (3) of this section 8.1(c) shall constitute a “Non-Control Transaction,” or

(d) Sale of Assets. If WLB’s stockholders approve a plan of complete liquidation or dissolution of WLB or a sale of all or substantially all of its assets, but in any case only if WLB’s assets are transferred to an entity not owned directly or indirectly by WLB or its stockholders.

8.2 Effect of Change in Control. If a Change in Control occurs, the Plan Committee shall have the right in its sole discretion to –

(a) accelerate the exercisability of any or all Options despite any limitations contained in this Plan or Option Agreement,

(b) cancel any or all outstanding Options in exchange for the kind and amount of shares of the surviving or new corporation, cash, securities, evidences of indebtedness, other property, or any combination thereof that the holder of the Option would have received upon consummation of the Change-in-Control transaction (the “Acquisition Consideration”) had the Option been exercised or converted into shares of WLB Common Stock before the transaction, less the applicable exercise or purchase price,

(c) cause the holders of any or all Options to have the right during the term of the Option to receive upon exercise the Acquisition Consideration receivable upon consummation of the transaction by a holder of the number of shares of WLB Common Stock that might have been obtained upon exercise or conversion of all or any portion thereof, less the applicable exercise or purchase price therefor, or to convert the Stock Option into a stock option, appreciation right, or performance share relating to the surviving or new corporation in the transaction, or

(d) take such other action as it deems appropriate to preserve the value of the Option to the Participant.

The Plan Committee may provide for any of the foregoing actions in an Option Agreement in advance, may provide for any of the foregoing actions in connection with the Change in Control, or both. Alternatively, the Plan Committee shall also have the right to require any purchaser of WLB’s assets or stock, as the case may be, to take any of the actions set forth in the preceding sentence as such purchaser may determine to be appropriate or desirable. The manner of application and interpretation of the provisions of this section 8.2 shall be determined by the Plan Committee in its sole and absolute discretion. Despite any provision of this Plan or an Option Agreement to the contrary, a Participant shall not be entitled to any amount under this Plan if he or she acted in concert with any person to effect a Change in Control, unless the Participant acted at the specific direction of WLB’s board of directors and in his or her capacity as an employee of WLB or any Related Entity. For purposes of this Plan the term “person” shall be as defined in section 3(a)(9) and as used in sections 13(d)(3) and 14(d) (2) of the Securities Exchange Act of 1934, and the terms “beneficial owner” and “beneficial ownership” shall have the meaning given in the Securities and Exchange Commission’s Rule 13d-3 under the Securities Exchange Act of 1934.

ARTICLE 9

AMENDMENT, MODIFICATION, AND TERMINATION OF THIS PLAN

WLB may terminate, suspend, or amend this Plan at any time without stockholder approval, unless stockholder approval is required to satisfy applicable requirements imposed by (x) Rule 16b-3 under the Securities Exchange Act of 1934, or any successor rule or regulation, (y) the Internal Revenue Code, or (z) any securities exchange, market, or other quotation system on or through which WLB’s securities are listed or traded. However, no Plan amendment shall (xx) result in the loss of a Plan Committee members’ status as a “non-employee director,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule or regulation, (yy) cause this Plan to fail to satisfy the requirements imposed by Rule 16b-3, or (zz) without the affected Participant’s consent (and except as specifically provided otherwise in this Plan or the Option Agreement), adversely affect any Option granted before the amendment, modification, or termination. Despite any contrary provision in this Plan, including this Article 9, WLB shall have the right to amend this Plan and any Option Agreements without additional consideration to affected Participants if amendment is necessary to avoid penalties arising under Internal Revenue Code section 409A, even if the amendment reduces, restricts, or eliminates rights granted under this Plan, the Option Agreement, or both before the amendment.

ARTICLE 10

ISSUANCE OF SHARES AND SHARE CERTIFICATES

10.1 Issuance of Shares. WLB shall issue or cause to be issued shares of its common stock as soon as practicable upon exercise of an Option. But no shares shall be issued until full payment is made. Until a stock certificate evidencing the shares is issued, no right to vote or receive dividends or any other rights as a stockholder shall exist for the shares of WLB Common Stock to be issued, despite the exercise of the Option. Issuance of a stock certificate shall be evidenced by the appropriate entry on the books of WLB or of a duly authorized transfer agent of WLB.

10.2 Delivery of Share Certificates. WLB shall not be required to issue or deliver any certificates until all of the following conditions are fulfilled –

(a) payment in full for the shares and for any tax withholding,

(b) completion of any registration or other qualification of the shares the Plan Committee in its discretion deems necessary or advisable under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body,

(c) if WLB Common Stock is listed on a stock exchange or the Nasdaq Global Market, admission of the shares to listing on the stock exchange or the Nasdaq Global Market,

(d) if the offer and sale of shares of WLB Common Stock is not registered under the Securities Act of 1933, qualification of the offer and sale as a private placement under the Securities Act of 1933 or qualification under another registration exemption under the Securities Act of 1933,

(e) obtaining any approval or other clearance from any Federal or state governmental agency the Plan Committee in its discretion determines to be necessary or advisable, and

(f) the Plan Committee is satisfied that the issuance and delivery of shares of WLB Common Stock under this Plan complies with applicable Federal, state, or local law, rule, regulation, or ordinance or any rule or regulation of any other regulating body, for which the Plan Committee may seek approval of WLB’s counsel.

10.3 Applicable Restrictions on Shares. Shares of WLB Common Stock issued may be subject to such stock transfer orders and other restrictions as the Plan Committee may determine are necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of the Nasdaq Global Market or any stock exchange upon which WLB Common Stock is listed, and any other applicable Federal or state law. Certificates for the common stock may bear any restrictive legends the Plan Committee considers appropriate.

10.4 Book Entry. Instead of issuing stock certificates evidencing shares, WLB may use a book entry system in which a computerized or manual entry is made in the records of Service1st Bank to evidence the issuance of shares of WLB Common Stock. WLB’s records are binding on all parties, unless manifest error exists.

ARTICLE 11

MISCELLANEOUS

11.1 Assignability. Except as provided in section 11.2, an Option may not be transferred except by will or the laws of descent and distribution, and an Option may be exercised during the Participant’s lifetime solely by the Participant or the Participant’s guardian or legal representative.

11.2 Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries to receive or to exercise any vested Option that is unpaid or unexercised at the Participant’s death. Beneficiaries may be named contingently or successively. Unless otherwise provided in the beneficiary designation, each designation made shall revoke all prior designations made by the same Participant. A beneficiary designation must be made on a form prescribed by the Plan Committee and shall not be effective until filed in writing with the Plan Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary shall be his or her surviving spouse or, if none, the deceased Participant’s estate. None of WLB, its board of directors, or the Plan Committee is required to infer a beneficiary from any other source. The identity of a Participant’s designated beneficiary shall be based solely on the information included in the latest beneficiary designation form completed by the Participant and shall not be inferred from any other evidence.

11.3 No Implied Rights to Options or Continued Services. No potential participant has any claim or right to be granted an Option under this Plan, and there is no obligation of uniformity of treatment of participants under this Plan. Nothing in this Plan shall be construed to guarantee that any Participant will receive an Option in the future. Neither this Plan nor any Option shall be construed as giving any individual any right to continue as an Employee or director of Service1st Bank or a Related Entity. Neither this Plan nor any Option shall constitute a contract of employment, and Service1st Bank expressly reserves to itself and all Related Entities the right at any time to terminate employees free from liability or any claim under this Plan, except as may be specifically provided in this Plan or in an Option Agreement.

11.4 Tax Withholding. (a) WLB shall withhold or shall cause a Related Entity to withhold from other amounts owed to the Participant or require a Participant to remit to WLB or a Related Entity an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Option, exercise, or cancellation of an Option. If these amounts are not to be withheld from other payments due to the Participant or if there are no other payments due to the Participant, WLB shall defer issuance of shares of Stock until the earlier of (x) 30 days after the settlement date, or (y) the date the Participant remits the required amount.

(b) If the Participant does not remit the required amount within 30 days after the settlement date, WLB shall permanently withhold from the value to be distributed the minimum amount required to be withheld to comply with applicable federal, state, and local income, wage, and employment taxes, distributing the balance to the Participant.

(c) In its sole discretion, which may be withheld for any reason or for no reason, the Plan Committee may permit a Participant to reimburse WLB for this tax withholding obligation through one or more of the following methods, subject to conditions the Plan Committee establishes –

1) having shares of Stock otherwise issuable under this Plan withheld by WLB, but only to the extent of the minimum amount that must be withheld to comply with applicable state, federal, and local income, employment, and wage tax laws,

2) delivering to WLB previously acquired shares of WLB Common Stock owned by the Participant,

3) remitting cash to WLB, or

4) remitting a personal check immediately payable to WLB.

11.5 Indemnification. Each individual who (a) during the period from the Effective Date through the Merger Date was a member of Service1st Bank’s board of directors, (b) at any time on or following the Merger Date is a member of WLB’s board of directors, or (c) at any time is or was a member of the Plan Committee, shall be indemnified and held harmless by WLB against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or not taken under this Plan as a director of Service1st Bank, a director of WLB or as a Plan Committee member and against and from any and all amounts paid, with WLB’s approval, by him or her in settlement of any matter related to or arising from this Plan as a Service1st Bank director, WLB director or as a Plan Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from this Plan against him or her as a Service1st Bank director, WLB director or as a Plan Committee member, but only if he or she gives WLB an opportunity at its expense to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under WLB’s or Service1st Bank’s organizational documents, by contract, as a matter of law, or otherwise.

11.6 No Limitation on Compensation. Nothing in this Plan shall be construed to limit the right of WLB to establish other plans or to pay compensation to its employees or directors in cash or property in a manner not expressly authorized under this Plan.

11.7 Governing Law. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws, other than laws governing conflict of laws, of the State of Nevada. This Plan is not intended to be governed by the Employee Retirement Income Security Act of 1974, and this Plan shall be construed and administered in a manner that is consistent with that intention.

11.8 No Impact on Benefits. Plan awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Options in benefit calculations.

11.9 Securities and Exchange Commission Rule 16b-3. This Plan is intended to comply with all applicable conditions of Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934, as that rule may be amended from time to time. All transactions involving a Participant who is subject to beneficial ownership reporting under section 16(a) of the Securities Exchange Act of 1934 shall be subject to the conditions set forth in Rule 16b-3, regardless of whether the conditions are expressly set forth in this Plan, and any provision of this Plan that is contrary to Rule 16b-3 shall not apply to that Participant.

11.10 Successors. All obligations of WLB under Options granted under this Plan are binding on any successor to WLB, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of WLB.

11.11 Severability. If any provision of this Plan or the application thereof to any person or circumstances is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

11.12 No Golden Parachute Payments. Despite any provision in this Plan or in an Option Agreement to the contrary, WLB shall not be required to make any payment under this Plan or an Option Agreement that would be a prohibited golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act.